Corporate Affairs 77 Beale Street San Francisco, CA 94105 1-415-973-5930	Exhibit 99.1

July 31, 2013
CONTACT: PG&E External Communications - (415) 973-5930

PG&E CORPORATION REPORTS SECOND-QUARTER 2013 RESULTS

SAN FRANCISCO, Calif.—PG&E Corporation’s (NYSE: PCG) second-quarter 2013 net income after dividends on preferred stock (also called “income available for common shareholders”) reported in accordance with generally accepted accounting principles (GAAP) was $328 million, or $0.74 per share. This compares with $235 million, or $0.55 per share, for the second quarter of 2012, when Pacific Gas and Electric Company took a substantial charge for third-party claims related to the San Bruno natural gas pipeline accident and incurred higher costs to validate pipeline records and operating pressures. On a non-GAAP basis, excluding items that management does not consider part of normal, ongoing operations, results were $348 million, or $0.79 per share, compared to $343 million, or $0.81 per share for the second quarter of 2012.
“During the quarter, we continued to make good progress on our gas-related commitments as well as our goals for electric system safety and reliability,” said Tony Earley, Chairman, CEO, and President of PG&E Corporation. “However, a timely and balanced resolution of the penalties related to the San Bruno accident will be important to our ability to continue providing safe, reliable, and affordable service to our customers in the years ahead.”
The total cost to shareholders for natural gas pipeline safety-related work incurred since the San Bruno accident or committed over the next several years exceeds $2.2 billion.

2013 Earnings Guidance
PG&E Corporation is maintaining its previously issued 2013 guidance range for non-GAAP earnings from operations of $2.55 to $2.75 per share. On a GAAP basis, the range for projected earnings is $1.71 to $2.27 per share.
Guidance is based on various assumptions, including a lower authorized return on equity and additional equity issuances. Guidance also reflects assumptions regarding unrecovered shareholder costs to improve the safety of the gas pipeline system and a $200 million fine that was accrued in 2011.
These and other assumptions are provided in an appendix to the presentation accompanying the earnings release, available on PG&E Corporation's website at: http://www.pgecorp.com/news/press_releases/Release_Archive2013/130731press_release.shtml.
PG&E Corporation discloses historical financial results and provides guidance based on “earnings from operations” in order to provide a measure that allows investors to compare the underlying financial performance of the business from one period to another, exclusive of items that management believes do not reflect the normal course of operations. Earnings from operations are not a substitute or alternative for consolidated income available for common shareholders presented in accordance with GAAP. See the accompanying exhibits for a reconciliation of the differences between results and guidance based on earnings from operations and results and guidance based on consolidated income available for common shareholders.

Supplemental Financial Information
In addition to the financial information accompanying this release, presentation slides for today's conference call with the financial community have been furnished to the Securities and Exchange Commission and are available on PG&E Corporation’s website cited above.

Conference Call with the Financial Community to Discuss Financial Results
Today's call at 11:00 a.m., Eastern Time, is open to the public on a listen-only basis via webcast. Please visit http://www.pgecorp.com/investors/investor_info/conference/ for more information and instructions for accessing the webcast. The call will be archived on the website. Alternatively, a toll-free replay of the conference call may be accessed shortly after the live call until 8:00 p.m. Eastern Time, August 14, 2013, by dialing (866) 415-9493. International callers may dial (205) 289-3247. For both domestic and international callers, the pin number 23955# will be required to access the replay.

    Management's statements regarding guidance for PG&E Corporation’s future financial results and earnings from operations per common share and the underlying assumptions constitute forward-looking statements that are necessarily subject to various risks and uncertainties. These statements reflect management’s judgment and opinions which are based on current expectations and various forecasts, estimates, and projections, the realization or resolution of which may be outside of management’s control. Some of the factors that could cause actual results to differ materially include:

•
the outcome of the CPUC’s pending investigations related to the Utility’s natural gas operating practices and the San Bruno accident, including the ultimate amount of fines payable to the State General Fund and the extent to which the Utility’s past and future unrecovered and unrecoverable costs to perform work associated with its natural gas system are considered in reaching the final outcome;

•	the ultimate amount of third-party liability incurred in connection with the San Bruno accident and the timing and amount of related insurance recoveries;

•
the outcome of the pending criminal investigation related to the San Bruno accident, including the ultimate amount of fines that may be imposed and the impact of remedial measures such as the appointment of an independent monitor;

•
whether PG&E Corporation and the Utility are able to repair the reputational harm that they have suffered, and may suffer in the future, due to the negative publicity surrounding the San Bruno accident, the related civil litigation, and the pending investigations, including any charge or finding of criminal liability;

•
the ultimate amount of costs the Utility incurs in the future that are not recovered through rates, including costs to perform incremental work to improve the safety and reliability of electric and natural gas operations;

•	the outcomes of ratemaking proceedings, such as the 2014 General Rate Case, the electric transmission owner rate cases, and the 2015 Gas Transmission and Storage rate case;

•
the amount and timing of additional common stock issuances by PG&E Corporation the proceeds of which are contributed as equity to maintain the Utility’s authorized capital structure as it incurs charges and costs, including costs and fines associated with natural gas matters, that are not recoverable through rates or insurance; and changes in the availability and cost of borrowing and debt financing;

•
the impact of environmental remediation laws, regulations, and orders;  the extent to which the Utility is able to recover environmental remediation costs in rates or from other sources; and the ultimate amount of environmental remediation costs the Utility incurs but does not recover, such as the remediation costs associated with the Utility’s natural gas compressor station site located near Hinkley, California;

•
the impact of new legislation, regulations, recommendations, policies, decisions, or orders relating to the operations, seismic design, security, safety, or decommissioning of nuclear generation facilities, the storage of spent nuclear fuel or cooling water intake;

•
the occurrence of events, including cyber-attacks, that can cause unplanned outages, reduce generating output, disrupt the Utility’s service to customers, or damage or disrupt the facilities, operations, or information technology and systems owned by the Utility, its customers, or third parties on which the Utility relies; and whether the occurrence of such events subject the Utility to third-party liability for property damage or personal injury, or result in the imposition of civil, criminal, or regulatory penalties on the Utility; and

•	the other factors and risks discussed in PG&E Corporation’s and the Utility’s 2012 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

PG&E Corporation
Condensed Consolidated Statements of Income
(in millions, except per share amounts)

	(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions, except per share amounts)	2013	2012	2013	2012
Operating Revenues
Electric	$3,059	$2,931	$5,858	$5,703
Natural gas	717	662	1,590	1,531
Total operating revenues	3,776	3,593	7,448	7,234
Operating Expenses
Cost of electricity	1,189	962	2,172	1,821
Cost of natural gas	179	132	525	475
Operating and maintenance	1,256	1,426	2,594	2,794
Depreciation, amortization, and decommissioning	516	606	1,019	1,190
Total operating expenses	3,140	3,126	6,310	6,280
Operating Income	636	467	1,138	954
Interest income	2	3	4	4
Interest expense	(177)	(176)	(353)	(350)
Other income, net	24	32	52	58
Income Before Income Taxes	485	326	841	666
Income tax provision	153	87	267	191
Net Income	332	239	574	475
Preferred stock dividend requirement of subsidiary	4	4	7	7
Income Available for Common Shareholders	$328	$235	$567	$468
Weighted Average Common Shares Outstanding, Basic	442	423	438	419
Weighted Average Common Shares Outstanding, Diluted	443	425	439	421
Net Earnings Per Common Share, Basic	$0.74	$0.56	$1.29	$1.12
Net Earnings Per Common Share, Diluted	$0.74	$0.55	$1.29	$1.11
Dividends Declared Per Common Share	$0.46	$0.46	$0.91	$0.91

Reconciliation of PG&E Corporation’s Earnings from Operations to Consolidated Income Available for Common Shareholders in Accordance with Generally Accepted Accounting Principles (“GAAP”)
Second Quarter, 2013 vs. 2012
(in millions, except per share amounts)

	Three Months Ended June 30,				Six Months Ended June 30,
	Earnings		Earnings per Common Share (Diluted)		Earnings		Earnings per Common Share (Diluted)
	2013	2012	2013	2012	2013	2012	2013	2012

PG&E Corporation Earnings from Operations (1)	$ 348	$ 343	$ 0.79	$0.81	$ 624	$ 715	$ 1.42	$ 1.70
Items Impacting Comparability: (2)
Natural gas matters (3)	(17)	(108)	(0.04)	(0.26)	(54)	(205)	(0.12)	(0.49)
Environmental-related costs (4)	(3)	-	(0.01)	-	(3)	(42)	(0.01)	(0.10)
PG&E Corporation Earnings on a GAAP basis	$ 328	$ 235	$ 0.74	$ 0.55	$ 567	$ 468	$ 1.29	$ 1.11

(1)	“Earnings from operations” is not calculated in accordance with GAAP and excludes items impacting comparability as described in Note (2) below.

(2)	Items impacting comparability reconcile earnings from operations with Consolidated Income Available for Common Shareholders as reported in accordance with GAAP.

(3)
The Utility incurred net costs of $29 million and $91 million, on a pre-tax basis, during the three and six months ended June 30, 2013, respectively, in connection with natural gas matters.  (The after-tax amounts of $17 million and $54 million appear in the table above.)  These amounts included pipeline-related costs to validate operating pressures and perform other activities associated with the Utility’s pipeline safety enhancement plan that were disallowed by the CPUC, costs related to the Utility’s multi-year effort to identify and remove encroachments from transmission pipeline rights-of-way and other gas-related work, and legal and other expenses.  These costs were partially offset by insurance recoveries. There were no additional charges recorded for this period related to fines or third-party claims.

(pre-tax)	Three Months Ended June 30, 2013	Six Months Ended June 30, 2013
Pipeline-related costs	$(74)	$(136)
Penalties	-	-
Third-party claims	-	-
Insurance recoveries	45	45
Natural gas matters	$(29)	$(91)

(4)
During the three and six months ended June 30, 2013, the Utility recorded a charge of $5 million, pre-tax, for environmental remediation costs associated with the Utility's natural gas compressor site located near Hinkley, California.

Key Drivers of PG&E Corporation Earnings per Common Share (“EPS”) from Operations
Second Quarter, 2013 vs. 2012
($/Share, Diluted)

Second Quarter 2012 EPS from Operations (1)	$0.81

Nuclear refueling outage	0.06
Growth in rate base earnings	0.05
Miscellaneous	0.01

Reduction in authorized cost of capital	(0.09)
Gas transmission revenues	(0.01)
Impact of capital spending over authorized	(0.01)
Increase in shares outstanding	(0.03)
Second Quarter 2013 EPS from Operations (1)	$0.79

2012 YTD EPS from Operations (1)	$1.70

Growth in rate base earnings	0.10

Reduction in authorized cost of capital	(0.19)
Miscellaneous	(0.06)
Timing of incremental work	(0.03)
Gas transmission revenues	(0.02)
Impact of capital spending over authorized	(0.01)
Increase in shares outstanding	(0.07)
2013 YTD EPS from Operations (1)	$1.42

(1)
See Reconciliation of PG&E Corporation Earnings from Operations to Consolidated Income Available for Common Shareholders in Accordance with GAAP for a reconciliation of EPS from Operations to EPS on a GAAP basis.

PG&E Corporation EPS Guidance

2013 EPS Guidance	Low	High
Estimated EPS on an Earnings from Operations Basis	$2.55	$2.75
Estimated Items Impacting Comparability: (1)
Natural Gas Matters (2)	(0.80)	(0.47)
Environmental-Related Costs (3)	(0.04)	(0.01)
Estimated EPS on a GAAP Basis	$1.71	$2.27

(1)	Items impacting comparability reconcile earnings from operations with Consolidated Income Available for Common Shareholders as reported in accordance with GAAP.

(2)
This range corresponds to the range of unrecovered costs associated with natural gas matters, after-tax, of $356 million and $211 million.
The pre-tax range of costs for items in Natural Gas Matters is shown below.

	2013
(in millions, pre-tax)	Low EPS guidance range	High EPS guidance range
Pipeline-related costs (a)	$(500)	$(400)
Penalties (b)	-	-
Third-party claims (c)	(145)	0
Insurance recoveries (d)	45	45
Natural gas matters	$(600)	$(355)

(a)
The range of $400 million to $500 million reflects pipeline-related expenses that are not recoverable through rates, including costs to perform work associated with the Utility’s pipeline safety enhancement plan, work related to the Utility’s multi-year effort to identify and remove encroachments from transmission pipeline rights-of-way, the integrity management of transmission pipelines and other gas-related work, and legal and other expenses.

(b)
The ultimate amount of fines imposed on the Utility that is payable to the State General Fund could be materially higher than the $200 million previously accrued.  The guidance provided does not include any potential future penalties (other than those already accrued).

(c)
Based on the cumulative charges recorded to net income through 2012 of $455 million, the cumulative range of losses for third-party claims related to the San Bruno accident is $455 million to $600 million. The guidance provided does not include potential losses for punitive damages, if any.

(d)
Although the Utility believes that a significant portion of the costs it incurs for third-party claims will be recovered through its insurance, the amount and timing of future recoveries is uncertain.  The guidance provided includes only insurance recoveries deemed probable under applicable accounting standards.

(3)
This range corresponds to the environmental-related cost range of $5 million to $30 million, pre-tax, primarily reflecting additional potential costs for the Utility’s whole house water replacement systems and other remedial measures associated with the Hinkley natural gas compressor site. The guidance provided is based on the assumption that the final groundwater remediation plan is adopted as proposed.

Actual financial results for 2013 may differ materially from the EPS guidance provided.  Please see the accompanying discussion of factors that could cause actual results to differ materially.